UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MedCath Corporation

(Exact name of registrant as specified in charter)

Delaware	56-2248952
(State of incorporation or organization)	(IRS Employer Identification No.)

10720 Sikes Place

Charlotte, NC 28277

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC - Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Explanatory Note

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by MedCath Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on June 16, 2011 (the “Registration Statement”). Such Registration Statement is hereby incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement, dated June 15, 2011, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Agreement”).

Item 1. Description of Registrant’s Securities to be Registered.

The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On August 28, 2012, the Company’s Board of Directors approved, and the Company and the Rights Agent entered into, Amendment No. 1 to the Agreement (the “Amendment”). The purpose of the Amendment is to increase the Board of Directors’ flexibility in administering the Agreement in order to mitigate and protect the Company and its stockholders from any potential adverse consequences that may occur under the Agreement as a result of the Company’s dissolution process. The Amendment amends the terms of the Agreement to (i) provide the Board of Directors the authority, in its sole and absolute discretion, to exempt any Person from being deemed an Acquiring Person under the Agreement, (ii) permit the Board of Directors, in its sole and absolute discretion, to terminate the Agreement and all of the Rights established thereunder at any time, and (iii) eliminate certain potential notice requirements under the Agreement in connection with the dissolution of the Company.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provision of the Rights Agreement, as amended. The foregoing description of the Amendment does not purport to describe all of the terms of the Amendment, and is qualified by reference to the full text of the Amendment, a copy of which is attached as Exhibit 4.1 hereto.

Item 2. Exhibits

Exhibit No.		Description

4.1	—	Amendment No. 1, dated as of August 28, 2012 to Rights Agreement, dated as of June 15, 2011, between MedCath Corporation and American Stock Transfer & Trust Company, LLC, as rights agent.

4.2	—	Rights Agreement, dated as of June 15, 2011, between MedCath Corporation and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. (1)

(1)	Incorporated by reference from the Company’s Current Report on Form 8-K filed on June 16, 2011, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MEDCATH CORPORATION

Date: September 10, 2012	By:	/s/ Lora Ramsey
	Name:	Lora Ramsey
	Title:	Chief Financial Officer